Exhibit 5.1

September 1, 2022

Humacyte, Inc.
2525 East North Carolina Highway 54
Durham, NC 27713
Ladies and Gentlemen:
We have acted as counsel to Humacyte, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”), of the issuance and resale of shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), as follows:
(i)the issuance of up to 177,500 shares of Common Stock (the “Private Warrant Shares”) upon the exercise of certain outstanding warrants (the “Private Warrants”) by the holders thereof;
(ii)the issuance of up to 5,000,000 shares of Common Stock (the “Public Warrant Shares,” and, together with the Private Warrant Shares, the “Warrant Shares”) upon the exercise of certain outstanding warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) by the holders thereof; and
(iii) the resale by certain stockholders of the Company named in the Registration Statement of up to 89,716,840 shares of Common Stock (the “Issued Shares”).
The Warrants were issued pursuant to a Warrant Agreement, dated September 17, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).
We have reviewed the Warrant Agreement and such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

Humacyte, Inc.
September 1, 2022

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
With respect to the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and anti-dilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. We also have assumed that the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.
Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:
(1)The Warrant Shares have been duly authorized and reserved for issuance, and when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.
(2)The Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable.
We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP